Exhibit B

February 24, 2011

Larry Schwartz
First Diversified Equities, Inc.
3500 Island Blvd. Suite 105
Aventura, FL 33160

Re: Resignation from Executive Positions

Dear Larry:

In the past two months, Sector 10, Inc. has completed Stock Exchange Agreements with Solar Tracer Corporation and First Diversified Equities, Inc. As a result of these transactions, there has been a change of control in the voting and equity interest in the common shares of Sector 10, Inc. It is my understanding that members of Solar Tracer Corporation and First Diversified Equities, Inc. have met to discuss transitions in the Sector 10, Inc. Management, Board of Directors and future operations. No communication has been relayed to me regarding the future plans.

I have completed the filing of the Form 10-Q for the period ended December 31, 2010. This week, there have been two press releases issued without any of my involvement or knowledge. The press releases included my e-mail address and phone number on the bottom as a contact person. The inclusion of my email address and phone number was not authorized or approved. I request that this email and phone number reference be removed from all future press releases, filings, correspondence or any other communication.

I have received at least 4 calls this morning from Uri Man, President of NSC Distribution, LLC, who asserts that the press release issued this morning had totally false claims including a false statement regarding an acquisition of 18% interest in his company. He requested that the press release be removed. He contacted me due to the fact that my email and phone number were included without my consent on the press release.

Based on the lack of communication regarding requests for information about the post change in control status of the Company, as well as the unauthorized use of my email and phone number, I have no other option except to submit my resignation from my executive positions within Sector 10, Inc. Accordingly, I formally submit my resignation as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Sector 10, Inc. I also submit my resignation as a member of the Board of Directors for Sector 10, Inc. The above resignations are effective immediately February 24, 2011.

Sincerely,

Laurence A. Madison